Exhibit 5.1

12531 HIGH BLUFF DRIVE	MORRISON & FOERSTER LLP
SUITE 100
SAN DIEGO	NEW YORK, SAN FRANCISCO,
CALIFORNIA 92130-2332	LOS ANGELES, PALO ALTO,
SAN DIEGO, WASHINGTON, D.C.
TELEPHONE: 858.720.5100
DENVER, NORTHERN VIRGINIA,
FACSIMILE: 858.720.5125	ORANGE COUNTY, SACRAMENTO,
WALNUT CREEK, CENTURY CITY
WWW.MOFO.COM
TOKYO, LONDON, BEIJING,
SHANGHAI, HONG KONG,
SINGAPORE, BRUSSELS

February 13, 2006

Crdentia Corp.

14114 Dallas Parkway, Suite 600

Dallas, Texas 75254

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form SB-2 (File No. 333-131603) of Crdentia Corp., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission, as amended by Amendment No. 1 thereto to be filed on or about the date hereof (collectively, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of (i) 3,333,333 shares of the Company’s common stock, $0.0001 par value per share, issuable upon the conversion of outstanding convertible debentures (the “Debenture Shares”); (ii) 5,000,000 shares of the Company’s common stock, $0.0001 par value per share, issuable upon exercise of outstanding warrants (the “Warrant Shares); (iii) 800,000 shares of the Company’s common stock, $0.0001 par value per share, issuable as payment of interest on outstanding convertible debentures (the “Interest Shares”); (iv) 4,603,703 shares of the Company’s common stock, $0.0001 par value per share, that are currently outstanding (the “Outstanding Shares”); and (v) 1,373,704 shares of the Company’s common stock, $0.0001 par value per share, that may be issued by the Company in the future (the “Issuable Shares” and collectively with the Debenture Shares, the Warrant Shares, the Interest Shares and the Outstanding Shares, the “Shares”). The Shares may be sold to the public by the selling stockholders named in the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Outstanding Shares and the authorization for issuance of the Debenture Shares, the Warrant Shares, the Interest Shares and the Issuable Shares.

We are of the opinion that (i) the Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, (ii) the Debenture Shares have been duly authorized and, upon conversion of the debentures pursuant to their terms, will be validly issued, fully paid and nonassessable; (iii) the Warrant Shares have been duly authorized and, upon exercise of the warrants pursuant to their terms, will be validly issued, fully paid and nonassessable, (iv) the Interest Shares have been duly authorized and, upon issuance pursuant to the terms of the debentures, will be validly issued, fully paid and nonassessable; (v) and the Issuable Shares have been duly authorized and upon issuance by the Company will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP